Exhibit 99.1

Investor Contact:	Mark Haden	Investor/Media Contact:	Dave Prichard
	Bunge Limited		Corn Products International
	914-684-3398		708-551-2592
	Mark.Haden@Bunge.com		David.Prichard@cornproducts.com

Media Contact:	Stewart Lindsay
Bunge Limited
914-684-3369
Stewart.Lindsay@Bunge.com
BUNGE AND CORN PRODUCTS TO COMBINE
•	Excellent business fit brings leading market positions in corn value chain to Bunge

•	Adds high-value starches and sweeteners to Bunge product portfolio

•	Complementary global asset networks create growth and efficiency opportunities
WHITE PLAINS, N.Y. and WESTCHESTER, ILL. — June 23, 2008 — Bunge Limited (NYSE: BG) and Corn Products International, Inc. (NYSE: CPO) today announced that they have entered into a definitive agreement in which Bunge will acquire Corn Products in an all-stock transaction. The aggregate transaction value is approximately $4.8 billion, including assumption of approximately $414 million of Corn Products’ net debt.
Under the terms of the agreement, approved by the Boards of Directors of both companies, Corn Products stockholders will receive common shares of Bunge with a market value of $56.00 for each share of Corn Products common stock that they own, subject to adjustment as described below. Following the closing of the transaction, Corn Products stockholders will own approximately 21% of Bunge’s fully diluted shares.
“Combining with Corn Products provides a unique opportunity for Bunge to establish an integrated, global presence in the corn value chain, which is highly complementary to our existing operations,” stated Alberto Weisser, Bunge Limited’s Chairman and Chief Executive Officer. “Corn Products is the leading pure-play franchise in corn refining and will add higher-margin starch and sweetener products to Bunge’s product portfolio, expand our operations in important growth markets, and diversify our revenue stream with a solid cash flow business.”
Sam Scott, Chairman, President and Chief Executive Officer of Corn Products International, said, “I am excited by this combination. It represents a terrific opportunity to create value for our stockholders, enhance opportunities for our employees and provide benefits to our global partners and customers. Our stockholders will have an ongoing equity interest in a combined company that is well-positioned to serve customers around the world with a broad product portfolio, integrated distribution network and innovative products.”
Upon closing of the transaction, Corn Products will become a wholly owned subsidiary of Bunge, and Mr. Scott will join Bunge’s Board of Directors.
Commercial, Geographic and Operational Opportunities
The combination of Bunge and Corn Products will create a larger, more diversified and competitive global provider of agribusiness and food products.
•	Enhanced product portfolio: By adding Corn Products’ value-added sweeteners, starches and other ingredients to Bunge’s portfolio of agribusiness, fertilizer, edible oil and milling products, the combined company will be well positioned to serve growing global demand for a broad array of agribusiness and food products. The global market for sweeteners and starches is growing at approximately 5% per year.

•	Stronger presence in attractive geographies: The combination brings together the companies’ established strengths in core geographies, including the U.S., Brazil and Argentina. It also provides opportunities to build on each other’s asset networks to expand in high growth geographies, such as China, Mexico, India, South America, Southeast Asia and Africa.

•	Complementary customer bases: By creating common and more efficient distribution channels and improved sales and product development capabilities, the combined company will be able to increase its presence in shared customer segments, such as processed food, bakery, animal feed and brewing, while serving a larger and more diverse set of customers overall.

•	Financially compelling: Bunge expects to achieve estimated annual cost synergies and incremental profit opportunities of $100 million to $120 million, including savings in areas such as procurement, logistics and elimination of duplicate costs. Additionally, the all-stock transaction strengthens the company’s balance sheet for future growth.
Mr. Weisser continued: “Corn Products has all the right elements – a culture that mirrors Bunge’s, a rich heritage of providing high quality products, proven financial success and a customer-focused mindset. We look forward to welcoming Corn Products’ talented global team to Bunge and working together to create value for our shareholders, customers and employees.”
After the combination of Bunge’s and Corn Products’ global operations, Bunge will have approximately 32,000 employees and operations in 40 countries. Neither company expects the closure of any industrial facilities as a result of this transaction. Following the closing, Corn Products will maintain its operational headquarters in Westchester, Ill., continue its ongoing commitments to the local communities in which it operates and continue to use the Corn Products brand name.

In 2007, Bunge reported net income of $778 million and generated total segment EBIT of $1,230 million. During the same period, Corn Products reported net income of $198 million and operating income of $347 million.
Separately, today Bunge also announced an increase in its 2008 annual earnings guidance.
Transaction Details
Under the terms of the agreement, each share of Corn Products common stock will be exchanged for a fraction of a common share of Bunge determined by dividing $56.00 by the volume weighted average closing price of a Bunge common share on the New York Stock Exchange for the 15 trading days ending on the second trading day prior to the date of the Corn Products stockholders meeting, provided that if this average closing price is equal to or greater than $133.10, each share of Corn Products common stock will be exchanged for 0.4207 of a Bunge common share, and if this average closing price is equal to or less than $108.90, each share of Corn Products common stock will be exchanged for 0.5142 of a Bunge common share.
The exchange of shares in the transaction is expected to qualify as a tax-free reorganization, allowing Corn Products stockholders to defer any gain on their shares for U.S. income tax purposes.
The transaction is expected to close in the fourth quarter of 2008 and is subject to the satisfaction of customary closing conditions, including receipt of regulatory clearances, as well as approval by the shareholders of both companies.
Credit Suisse Securities (USA) LLC and Morgan Stanley and Co. Incorporated are acting as financial advisors to Bunge and Shearman & Sterling LLP is serving as legal advisor. Lazard is acting as financial advisor to Corn Products, and Sidley Austin LLP is serving as legal advisor. J.P. Morgan Securities Inc. also provided a fairness opinion to the Board of Corn Products.
Conference Call and Webcast Details
Bunge’s management will host a conference call at 8:30 a.m. EDT on Monday, June 23, 2008, to discuss this announcement.
Additionally, a slide presentation to accompany the discussion can be found in the ‘Investor Information’ section of our Web site, http://www.bunge.com/about-bunge/investor-info.html, under ‘Investor Presentations’.
To listen to the conference call, please dial (800) 259-0251. If you are located outside of the United States or Canada, dial (617) 614-3671. Please dial in 5 to 10 minutes before the scheduled start time. When prompted, enter confirmation code 41842172.

The conference call will also be available live on the company’s Web site at www.Bunge.com.
To access the webcast, click the “News and Information” link on the Bunge homepage then select “Webcasts and Upcoming Events.” Click on the link for the “Bunge Conference Call,” and follow the prompts to join the call. Please go to the Website at least 15 minutes prior to the call to register and to download and install any necessary audio software.
For those who cannot listen to the live broadcast, a replay of the call will be available following the call and continuing through July 23, 2008. To listen to the replay, please dial (888) 286-8010, or, if located outside of the United States or Canada, dial (617) 801-6888. When prompted, enter confirmation code 37308578. A rebroadcast of the conference call will also be available on the company’s Web site. To locate the rebroadcast on the Web site, click on the “News and Information” link on the Bunge homepage then select “Audio Archives” from the left-hand menu. Select the link for the “Bunge Conference Call.” Follow the prompts to access the replay.
About Bunge Limited
Bunge Limited (www.Bunge.com, NYSE: BG) is a leading global agribusiness and food company founded in 1818 and headquartered in White Plains, New York. Bunge’s over 25,000 employees in over 30 countries enhance lives by improving the global agribusiness and food production chain. The company supplies fertilizer to farmers in South America, originates, transports and processes oilseeds, grains and other agricultural commodities worldwide, produces food products for commercial customers and consumers and supplies raw materials and services to the biofuels industry.
About Corn Products International
Corn Products International is one of the world’s largest corn refiners and a major supplier of high-quality food ingredients and industrial products derived from the wet milling and processing of corn and other starch-based materials. The Company, headquartered in Westchester, Ill., is a leading worldwide supplier of dextrose and a major regional producer of starch, high fructose corn syrup and glucose. In 2007, Corn Products International reported record net sales and diluted earnings per share of $3.4 billion and $2.59, respectively. The Company has operations in 15 countries at 34 plants, including wholly owned businesses, affiliates and alliances. For more information, visit www.cornproducts.com.
Cautionary Statement Concerning Forward-Looking Statements
This press release contains “forward-looking statements”, including, among other statements, statements regarding the proposed merger between Bunge Limited and Corn Products International, Inc. and the anticipated consequences and benefits of such transaction. Statements made in the future tense, and words such as “anticipate”, “expect”, “project”, “continue”, “believe”, “plan”, “estimate”, “intend”, “will”, “may” and similar expressions are intended to identify forward-looking statements. These statements are based on current expectations, but are subject to certain risks and uncertainties, many of which are difficult to predict and are beyond the control of Bunge and Corn Products.
Relevant risks and uncertainties include those referenced in Bunge’s and Corn Products’ filings with the Securities and Exchange Commission (the “SEC”) which can be obtained as described in “Additional Information” below. Risks and uncertainties relating to the proposed merger include: required regulatory approvals may not be obtained in a timely manner, if at all; the proposed merger may not be consummated; the anticipated benefits of the proposed merger, including synergies, may not be realized; and the integration of Corn Products’ operations with those of Bunge may be materially delayed or may be more costly or difficult than expected. These risks and uncertainties could cause actual results to differ materially from those expressed in or implied by the forward-looking statements, and therefore should be carefully considered. Bunge assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.
This news release may contain certain non-GAAP financial measures. Reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures are available on Bunge’s website at http://www.bunge.com/about-bunge/investor-info.html under “Investor Presentations.”
Additional Information
This material is not a substitute for the joint proxy statement/prospectus and any other documents Bunge Limited and Corn Products International, Inc. intend to file with the SEC in connection with the proposed merger. Investors and securityholders are urged to carefully read the joint proxy statement/prospectus regarding the proposed merger when it becomes available, because it will contain important information. The joint proxy statement/prospectus will be, and other documents filed or to be filed by Bunge and Corn Products with the SEC are or will be, available free of charge at the SEC’s web site (www.sec.gov), by accessing Bunge’s website at www.bunge.com under the tab “About Bunge” and then under the heading “Investor Information” and from Bunge by directing a request to Bunge Limited, 50 Main Street, White Plains, NY 10606, Attention: Investor Relations, and by accessing Corn Products’ website at www.cornproducts.com under the tab “Investors” and then under the heading “Financial Reports” and then under the heading “SEC Filings” and from Corn Products by directing a request to Corn Products International, Inc., 5 Westbrook Corporate Center Westchester, IL 60154, Attention: Investor Relations.
Neither Bunge nor Corn Products is currently engaged in a solicitation of proxies from the securityholders of Bunge or Corn Products in connection with the proposed merger. If a proxy solicitation commences, Bunge, Corn Products and their respective directors, executive officers and other employees may be deemed to be participants in such solicitation. Information about Bunge’s directors and executive officers is available in Bunge’s proxy statement, dated April 16, 2008, for its 2008 annual meeting of shareholders and in Bunge’s most recent filing on Form 10-K. Information about Corn Products’ directors and executive officers is available in Corn Products’ proxy statement, dated April 4, 2008, for its 2008 annual meeting of stockholders and in Corn Products’ most recent filing on Form 10-K. Additional information about the interests of potential participants will be included in the joint proxy statement/prospectus when it becomes available.
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